Exhibit 12.1



                DEL MONTE FOODS COMPANY AND SUBSIDIARIES
         STATEMENT RE: COMPUTATION OF EARNINGS TO FIXED CHARGES
                         (Dollars in millions)

                         Year       Year       Year       Year       Year
                         Ended      Ended      Ended      Ended      Ended
                         June 30,   June 30,   June 30,   June 30,   June 30,
                         1997       1996       1995       1994       1993
                         --------   --------   --------   --------   --------

Consolidated pre-tax
income (loss) ..........   $(14)     $ 119      $  15       $  11     $(142)
Interest expense........     52         67         76          61        68
Interest portion of
rent expense ...........     11          9         11           9         9
                           ----      -----      -----       -----     -----
   Earnings.............   $ 49      $ 195      $ 102       $  81     $ (65)
                           ====      =====      =====       =====     =====

Interest expense........   $ 52      $  67      $  76       $  61     $  68
Interest portion of rent
expense(a) .............     11          9         11           9         9
                           ----      -----      -----       -----     -----
   Fixed charges........   $ 63      $  76      $  87       $  70     $  77
                           ====      =====      =====       =====     =====
Ratio of earnings to
fixed charges ..........    N/A        2.6x       1.2x        1.2x      N/A
Deficiency of earnings
available to cover fixed
charges ................   $(14)        --         --          --     $(142)


(a) Interest portion of rent expense is assumed equal to 33% of operating lease and rental expense for the period